                                                                 EXHIBIT 10.6




                                        SUBLEASE



         This sublease (this "Sublease"), dated March 11, 1996, for reference purposes only, is entered into by and between Neurocrine Biosciences, Inc., a California corporation, ("Sublandlord") and Immusol, Inc., a California corporation ("Subtenant"), as a Sublease under that certain Office Lease for Torrey Pines Business and Science Center dated as of June 1, 1993 by and between Sublandlord, as tenant and Hartford Accident and Indemnity Company ("Hartford"), as landlord, as amended by that certain First Lease Amendment dated July 8, 1993, by and between Sublandlord and Hartford, as further amended by that Second Lease Amendment dated June 30, 1995 by and between Talcott Realty I Limited Partnership, successor-in-interest to Hartford ("Master Landlord") and Sublandlord, as further amended by that certain Letter Agreement dated December 20 1995 by and between Master Landlord and Sublandlord, as further amended by that certain Third Lease Amendment of even date herewith by and between Sublandlord and Master Landlord (as amended, the "Master Lease").

                                    Recitals

         This Sublease is made with reference to the following facts and with the following intentions:

         A. Pursuant to the Master Lease, Master Landlord leases to Sublandlord certain premises consisting of approximately forty-seven thousand five hundred ninety-one (47,591) square feet (the "Master Premises") in that certain building (the "Building") located in the state of California, city of San Diego and commonly known as 3050 Science Park Road in that certain office park commonly known as Torrey Pines Business and Science Center. A true, complete and correct copy of the Master Lease, which includes all exhibits, addenda, and amendments thereto, is attached hereto as Exhibit "A".

         B. Sublandlord now desires to sublease a portion of the Master Premises to Subtenant, and Subtenant desires to sublease a portion of the Master Premises from Sublandlord, on the terms and conditions set forth in this Sublease.

         NOW, THEREFORE, for good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         1.      Subleased Premises:

                 A. Subleased Premises: Sublandlord hereby subleases to Subtenant, and Subtenant subleases from Sublandlord, approximately nineteen thousand three hundred forty-five (19,345) square feet of space in the approximate location and configuration as shown on that floor plan (the "Floor Plan") attached hereto as Exhibit "B" (the "Subleased Premises"). The parties hereto acknowledge that as of the date hereof, the Subleased Premises is not completely separate from the portion of the Master Premises that will be occupied by Sublandlord and accordingly, Sublandlord will construct a demising wall separating the two spaces. Upon completion of the construction of such wall, Sublandlord's architect shall determine the actual number of square feet within the Subleased Premises using the same methodology as was used to determine the square footage of the Master Premises and Subleased Premises as set forth above. If the actual square footage of the Subleased Premises differs from nineteen thousand three hundred forty-five (19,345) square feet, then the parties shall enter into an amendment of this Sublease which amendment shall reflect the true square footage of the Subleased Premises as determined by Sublandlord's architect and any adjustment to Base Rent and Subtenant's Proportionate Share resulting therefrom based upon a rental rate of Two Dollars and Eight Cents ($2.08) per month per square foot of space in the Subleased Premises.

                 B. Common Areas: Sublandlord hereby grants Subtenant, to the extent of Sublandlord's rights under the Master Lease, the non-exclusive right to use for Subtenant's intended purposes the entrance foyer, lobby, stairways, elevators, shipping and receiving areas of, in and about the Building, and outside areas of the Building.

                 C. Possession of Subleased Premises: Sublandlord has not made and does not make any representations or warranties regarding the quality or condition of the Subleased Premises or any improvements located therein except as otherwise expressly provided herein. Sublandlord shall deliver the Subleased Premises to Subtenant in good condition and repair and with the building systems serving the Subleased Premises in good working order. Notwithstanding the foregoing to the contrary, Sublandlord's obligation to deliver the Subleased Premises in good condition and repair shall not apply to any space that shall have been occupied by Subtenant on the date immediately preceding the Commencement Date. At the expiration or sooner termination of this Sublease, all improvements, additions, alterations and fixtures installed in the Subleased Premises, other than Subtenant's trade fixtures shall be surrendered to Sublandlord or, at Sublandlord's option, removed from the Premises in accordance with paragraph 8 of the Master Lease as incorporated into this Sublease.

                 D. Parking: Subject to the rights of Master Landlord under Paragraph 28 of the General Terms, Covenants and Conditions of the Master Lease, Subtenant shall have the right to the non-exclusive use with Sublandlord, Master Landlord and other tenants in the Building and the neighboring building located at 3040 Science Park Road, Subtenant's Proportionate Share (as hereafter defined) of uncovered parking spaces and Subtenant's Proportionate Share of underground parking spaces located in the parking facility which are allocated to Sublandlord under the Master Lease as shown on the Land and Building Plan attached to the Master Lease as Attachment 3.

         2. Term: The term of this Sublease (the "Sublease Term") shall commence on the Hybritech Space Commencement Date (as that term is defined in the Third Lease Amendment) (the "Commencement Date") and shall expire on the fifth (5th) anniversary of the

Commencement Date, unless this Sublease is sooner terminated pursuant to its terms or the Master Lease is sooner terminated pursuant to its terms. On the Commencement Date, Sublandlord shall deliver possession to Subtenant of that portion of the Subleased Premises not occupied by Subtenant immediately prior to the Commencement Date, in the condition required by this Sublease. Upon determination of the Commencement Date, the parties hereto shall execute a written acknowledgement setting forth the Commencement Date and expiration date of this Sublease.

         3.      Rent:

                 A. Base Monthly Rent: Commencing on the Commencement Date and on the first (1st) day of each calendar month thereafter during the remainder of the Sublease Term Subtenant shall pay to Sublandlord Forty Thousand Two Hundred Thirty-Seven Dollars and Sixty Cents ($40,2.37.60) ("Base Rent"). If the Commencement Date occurs on a day other then the first day of a calendar month, then Base Rent and Additional Rent (hereinafter defined) for the partial months at the beginning and end of the Sublease Term shall be prorated on the basis of a thirty (30) day month.

                 B. CPI Adjustment: The Base Rent payable by Subtenant shall be increased on each anniversary of the Commencement Date hereof (each, an "Adjustment Date") by multiplying the initial Base Rent by a fraction, the numerator of which is the CPI (as defined in the Third Lease Amendment) published immediately prior to the Adjustment Date in question, and the denominator of which is the CPI published immediately prior to the Commencement Date hereof. In no event will the increase in Base Rent in any one year be less than three percent (3%) of the Base Rent payable before the Adjustment Date in question, nor more than six percent (6%) of the Base Rent payable before the Adjustment Date in question.

                 C. Additional Rent: Commencing on the Commencement Date and continuing throughout the Sublease Term Subtenant shall pay to Sublandlord "Subtenant's Proportionate Share" (defined below) of Total Expenses (as that term is defined in the "Expense Escalation" attachment to the Master Lease, including, without limitation, Real Estate Taxes and Operating Expenses as defined in said attachment) charged to Sublandlord under the Master Lease. The term Subtenant's Proportionate Share" shall mean that amount (expressed as a percentage) equal to the number of square feet included in the Subleased Premises divided by the number of square feet in the Master Premises. Accordingly, Subtenant's Proportionate Share as of the Commencement Date shall mean forty percent (40.65%) (19,345/47,591). The payments of Additional Rent required of Subtenant pursuant to this Subparagraph D shall be made within the same time periods as are established by the Master Lease for the comparable obligation of Sublandlord to make such payments to Master Landlord. All amounts in addition to the Base Rent required to be paid by Subtenant under this Sublease shall be deemed to be Additional Rent.





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         4.      Security Deposit:

                 A. As security for the performance by Subtenant of all of the terms and conditions of this Sublease upon execution hereof, Subtenant shall deliver to Sublandlord a standby, irrevocable letter of credit for the benefit of Sublandlord in an initial amount equal to Two Hundred Forty-One Thousand Four Hundred Twenty-Five Dollars and Sixty Cents ($241,425.60) (which letter of credit, and any other letter of credit required to be delivered by Subtenant pursuant to this paragraph is referred to herein as a "Letter of Credit") and in the form attached hereto as Exhibit C. Each Letter of Credit shall be issued by a United States commercial bank reasonably acceptable to Sublandlord, shall provide for partial payments, shall be freely transferable by the beneficiary, and shall otherwise be in form and substance reasonably acceptable to Sublandlord. If Subtenant fails to pay rent or other charges due hereunder or otherwise defaults with respect to any provision of this Sublease, then Sublandlord may draw upon the Letter of Credit (and any other Letters of Credit given hereunder) for the payment of any rent or other charge in default including, without limitation, damages allocable to the unexpired term of the Sublease in the event the Sublease is terminated, for the payment of any other sum which Sublandlord has become obligated to pay by reason of Subtenant's default, and for any other amount necessary to compensate Sublandlord for any loss or damage which Sublandlord has suffered thereby. Each Letter of Credit shall be payable at sight upon presentation of a signed statement by a duly appointed representative of the beneficiary certifying that: "An event of default (as that term is defined in paragraph 22 of that certain Office Lease for Torrey Pines Business and Science Center dated as of June 1, 1993 by and between Neurocrine Biosciences, Inc., as tenant, and Hartford Accident and Indemnity Company, as landlord as thereafter amended, which paragraph 22 was incorporated by reference into that certain Sublease dated March 11, 1996 between Neurocrine Biosciences, Inc. and Immusol, Inc. (the "Sublease")) by the "Subtenant" has occurred under the Sublease." Subtenant shall renew each and every Letter of Credit required to be given hereunder on or before the day that is thirty (30) days prior to the day that each such Letter of Credit expires. If Subtenant fails to so renew each such Letter of Credit, such failure shall be deemed to be an event of default by Subtenant hereunder and Sublandlord may draw on each and every such Letter of Credit provided by Subtenant in accordance herewith in the sum of any theretofore undrawn amounts. If Sublandlord draws upon any Letter of Credit required to be given hereunder in accordance with the terms hereof, Subtenant shall immediately, upon demand, purchase and deliver to Sublandlord an additional Letter of Credit in an amount equal to the amount so drawn by Sublandlord. Subtenant's failure to do so shall be deemed to be an event of default under this Sublease. Within sixty
(60) days following the expiration of this Sublease, and provided Subtenant is not in default of this Sublease, Sublandlord shall return all Letters of Credit given hereunder.

                 B. Within thirty (30) days following the end of each fiscal quarter of Subtenant, Subtenant shall deliver to Sublandlord a copy of Subtenant's financial statements certified by Subtenant's chief financial officer as true, correct and complete (including balance sheet, income statement and statement of cash flows). If at any time Subtenant's cash and cash





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
equivalent balance (which balance shall include marketable securities valued at market value) is less that One Million Five Hundred Thousand Dollars ($1,500,000), Sublandlord shall have the right to require Subtenant to and, Subtenant shall, within five (5) days of Sublandlord's written request, purchase an additional Letter of Credit or provide other security acceptable to Sublandlord in the amount equal to six (6) months' Base Rent which, as of the date hereof, would be Two Hundred Forty-One Thousand Four Hundred Twenty-Five Dollars and Sixty Cents ($241,425.60), so that Sublandlord shall hold, in the aggregate, twelve months' Base Rent, which, as of the date hereof, would be Four Hundred Eighty-Two Thousand Eight Hundred Fifty-One Dollars and Twenty Cents ($482,851.20), as security for the performance of Subtenant's obligations under this Sublease (the "Additional Deposit") to be held pursuant to subparagraph 4.A above. If Sublandlord's architect determines that the square footage of the Subleased Premises does not equal nineteen thousand three hundred forty-five (19,345) square feet in accordance with the terms of subparagraph 1.A hereof, then the amount of the Additional Deposit shall be adjusted so that the amount of the initial Letter of Credit given hereunder plus the Additional Deposit equals twelve (12) months' Base Rent. If Subtenant is required to post the Additional Deposit and if at any time thereafter, Subtenant's cash and cash equivalent balance increases such that such balance equals or exceeds One Million Five Hundred Thousand Dollars ($1,500,000) for one hundred eighty (180) consecutive days as evidenced by financial statements certified by Subtenant's chief financial officer as true, correct and complete, then unless an uncured default or event of default by Subtenant then exists under this Sublease, Sublandlord shall return to Subtenant the Additional Deposit.

         5. Relationship to Master Lease: This Sublease is and shall remain at all times subject and subordinate to the Master Lease and any amendment, modification or alteration thereto subject to the terms and conditions of paragraph 14 hereof. Upon any termination of the Master Lease pursuant to the terms of the Master Lease, this Sublease shall also terminate.

         6. Incorporated Master Lease Terms: Except to the extent expressly provided to the contrary in this Sublease, each of the following provisions of the Master Lease is incorporated into this Sublease as if fully set forth herein and (i) each reference therein to "Landlord" shall be deemed to refer to Sublandlord under this Sublease who shall perform the obligations of the "Landlord" set forth in said paragraph contained in the Master Lease to the extent fairly allocable to the Subleased Premises, (ii) each reference therein to "Tenant" shall be deemed to refer to Subtenant under this Sublease who shall perform the obligations of the "Tenant" set forth in said paragraph in the Master Lease to the extent fairly allowable to the Subleased Premises,
(iii) each reference therein to the "Term" or "Lease Term" shall be deemed to refer to the Sublease Term (iv) each reference therein to the "Premises" shall be deemed to refer to the "Subleased Premises", and (v) each reference therein to this "Lease" shall be deemed to refer to this "Sublease". The Additional Terms which supplement and are generally incorporated into the Master Lease shall not be incorporated into this Sublease unless specifically referenced herein.

                 A.       Office Lease





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
                          (1)     The following Subparagraphs in Paragraph II
entitled "Summary of Terms" of the Master Lease: II.C ("Land"); II.H ("Lease Year"); II.R ("Normal Business Hours"); II.S ("State"); II.W ("Permitted Use"), except that the phrase "or any other use permitted under the SR Zoning (see Attachment 11)" shall be deleted; and II.X ("Tenant's Representatives").

                          (2)     The following Subparagraphs in Paragraph III
entitled "Attachments" of the Master Lease: Subparagraphs 1 ("General Terms, Covenants and Conditions") as amended herein; 2 ("Plan showing the Premises") as amended herein; 3 ("Land and Building Plan"); 4 ("Rules and Regulations"); and 9 ("Additional Terms") and 11 ("SR Zoning"); provided however, that the provisions of such Attachments shall only be incorporated to the extent they are specifically incorporated by Subparagraphs 6.B or 6.C of this Sublease.

                 B.       General Terms, Covenants and Conditions

                          (1)     Paragraph 2 entitled "Rent"; provided however
that the reference to the "Building Manager" shall be replaced with "Sublandlord".

                          (2)     Paragraph 3 entitled "Late Payments".

                          (3)     Paragraph 4 entitled "Use of the Premises".

                          (4)     Paragraph 5 entitled "Rules and Regulations"
as modified by the corresponding paragraph in the Additional Terms of the Master Lease (the "Additional Terms"), except that Landlord shall mean and refer to both Sublandlord and Master Landlord.

                          (5)     Paragraph 6 entitled "Services" as modified
by corresponding paragraph 6(e) in the Additional Terms; provided however, that,

                                  (a)      The references to Landlord in
Subparagraphs 6(a) and 6(b) shall mean and refer to Master Landlord;

                                  (b)      The first and third reference to
Landlord in Subparagraph 6(c) shall mean and refer to Master Landlord and the second, forth, fifth, sixth and seventh reference to Landlord in said Subparagraph 6(c) shall mean and refer to both Master Landlord and Sublandlord;

                                  (c)      The first and third reference to
Landlord in Subparagraph 6(d) shall mean and refer to both Master Landlord and Sublandlord;

                                  (d)      The second reference to Landlord in
paragraph 6(e) of the Additional Terms shall mean and refer to Master Landlord.





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
                          (6)     Paragraph 7 entitled "Repairs and
Maintenance" as modified by the corresponding paragraph of the Additional Terms; provided however that Master Landlord, and not Sublandlord, shall be responsible for those repairs within the scope of Landlord's repairs and Sublandlord shall use reasonable efforts to enforce Master Landlord's obligations.

                          (7)     Subparagraph 8 entitled "Alterations";
provided however, that Landlord shall mean and refer to both Sublandlord and Master Landlord.

                          (8)     Paragraph 9 entitled "Insurance"; provided
however, that the first four references to Landlord shall mean and refer to both Master Landlord and Sublandlord,

                          (9)     Paragraph 10 entitled "Indemnification";
provided however, that

                                  (a)      The first two (2) sentences thereof
shall not be incorporated herein; and

                                  (b)      The waivers and releases made
therein for the benefit of "Landlord" shall run for the benefit of both Master Landlord and Sublandlord.

                          (10)    Paragraph 11 entitled "Observance of Laws" as
modified by the corresponding paragraph in the Additional Terms; provided however, that

                                  (a)      Landlord shall mean and refer to
Master Landlord; and

                                  (b)      Sublandlord shall use reasonable
efforts to enforce Master Landlord's obligations under said Paragraph 11 of the Master Lease.

                          (11)    Paragraph 12 entitled "Surrender of Premises"
as modified by the corresponding paragraph in the Additional Terms.

                          (12)    Paragraph 13 entitled "Holding Over" as
modified by the corresponding paragraph in the Additional Terms; provided however,

                                  (a)      The words "(as such date may be
extended pursuant to Section II)" in the Additional Terms shall be deleted; and

                                  (b)      The reference to Landlord in the
Additional Terms shall mean and refer to either Master Landlord or Sublandlord.

                          (13)    Paragraph 15 entitled "Condemnation" as
modified by the corresponding paragraphs in the Additional Terms; provided however, that the first four references to Landlord in Subparagraph 15(a) shall mean and refer to either Master Landlord





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
or Sublandlord and the references to Landlord in Subparagraph (b) shall mean and refer to Master Landlord.

                          (14)    Paragraph 17 entitled "Subordination" as
modified by the corresponding paragraph in the Additional Terms, provided, however, that the references to Landlord shall mean and refer to either Master Landlord or Sublandlord.

                          (15)    Paragraph 18 entitled "Estoppel Certificate",
provided however, that Master Landlord and Subtenant, in addition to Sublandlord, shall have the rights afforded "Landlord" in said Paragraph 18

                          (16)    Paragraph 19 entitled "Transfer of Landlord's
Interest" as modified by the corresponding paragraph in the Additional Terms.

                          (17)    Paragraph 20 entitled "Quiet Enjoyment".

                          (18)    Paragraph 21 entitled "Rights Reserved to the
Landlord" as modified by the corresponding paragraph in the Additional Terms; provided however that Master Landlord shall benefit from the rights afforded Landlord in said Paragraph 21.

                          (19)    Paragraph 22 entitled "Default" as modified
by the corresponding paragraph in the Additional Terms; provided however, that the reference to "10" shall be changed to "5" and the references to "30" shall be changed to "15".

                          (20)    Paragraph 23 entitled "Remedies".

                          (21)    Paragraph 25 entitled "Bankruptcy".

                          (22)    Paragraph 26 entitled "Force Majeure".

                          (23)    [Intentionally omitted.].

                          (24)    [Intentionally omitted.)

                          (25)    Paragraph 30 entitled "Brokerage Fees";
provided however, that

                                  (a)      The word "Broker" shall be deleted
and replaced with Business Real Estate; and

                                  (b)      The second sentence thereof shall be
deleted in its entirety and replaced with the following: "Sublandlord and Subtenant shall indemnify and defend the other for, from and against any claims, expenses, liabilities and losses (including reasonable attorneys' fees) resulting from any compensation, or charges claimed by or owning to any other





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
party in connection with this Lease by reason of any act of the indemnifying party, provided however, that Sublandlord shall pay to Business Real Estate and CB Commercial pursuant to a separate agreement all brokerage commissions that may be due such parties arising out of this Sublease.

                          (26)    Paragraph 31 entitled "Notices"; provided
however, that

                 (a) Sublandlord's Mailing Address shall be: 3050 Science Park Road, San Diego, California 92121; and

                 (b) Subtenant's Mailing Address shall be: 3050 Science Park Road, San Diego, California 92121.

                          (27)    Paragraph 32 entitled "Miscellaneous" as
modified by the corresponding paragraph in the Additional Terms and subject to the prohibition on assignment and subletting in this Sublease.

                 C. Rules and Regulations: Paragraphs 1 through 21 of the Rules and Regulation as modified by corresponding paragraphs 4, 6 and 21 of the Additional Terms; provided however, that the references to Landlord in Paragraph 1 through 20 shall mean and refer to both Master Landlord and Sublandlord and the references to Landlord in Paragraph 21 shall mean and refer to Master Landlord.

                 D. Third Lease Amendment: The following paragraphs of the Third Lease Amendment are hereby incorporated into this Sublease: Paragraph 4 (provided however, that all references to "Landlord" shall mean and refer to Master Landlord only), and paragraph 10.

         7. Maintenance Responsibilities of Sublandlord, Master Landlord and Subtenant:

                 A. Sublandlord and Master Landlord. The parties acknowledge that Paragraphs 1, 6 and 7 of the General Terms, Covenants and Conditions to the Master Lease obligate Master Landlord to provide certain levels of maintenance, repair and replacement and Building services ("Master Landlord's Repair and Services Obligations"), and Sublandlord and Subtenant agree as follows with respect to this subject:

                          (1)     Sublandlord shall use reasonable efforts to
enforce Master Landlord's Repair and Services Obligations. Subtenant shall reimburse Sublandlord for Subtenant's Proportionate Share of all amounts Sublandlord is required to pay pursuant to Paragraph 6(b) and 6(c) ("Utilities and Services Charges"); provided however, that if Sublandlord, in its reasonable discretion, determines that Subtenant's Proportionate Share of Utilities and Service Charges does not equitably reflect Sublandlord's and Subtenant's actual usage of such utilities and services, then the amount that Subtenant shall be obligated to pay





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
pursuant to this subparagraph 7.A(l) shall be equitably adjusted based on Subtenant's and Sublandlord's actual usage of such utilities and services

                          (2)     Sublandlord shall have no maintenance or
repair obligations with respect to the Subleased Premises except for its obligation to use reasonable efforts to enforce the obligations of Master Landlord's Repair and Services Obligations. Subtenant hereby expressly waives the provisions of subsection 1 of Section 1932 and Sections 1941 and 1942 of the Civil Code of California and all rights to make repairs at the expense of Sublandlord as provided in Section 1942 of said Civil Code.

                 B. Subtenant. Without limiting Subtenant's repair and maintenance obligations pursuant to the incorporation of Paragraph 7 of the Master Lease, Subtenant, at Subtenant's sole cost, shall repair, maintain, and replace the heating, ventilating and air conditioning system serving the Subleased Premises to the extent not the responsibility of Master Landlord under the Master Lease.

         8. Damage and Related Termination Rights: The parties acknowledge that Paragraph 14 entitled "Damage" of the General Terms, Covenants and Conditions to the Master Lease governs the rights of Master Landlord and Sublandlord concerning damage to the Master Premises by fire or other peril, and Sublandlord and Subtenant agree as follows with respect to this subject as it relates to the Subleased Premises.

                 A. Sublandlord shall use reasonable efforts to enforce the obligations of Master Landlord under said paragraph 14. Except to the extent of its obligations stated in the immediate preceding sentence, Sublandlord shall not be obligated to restore the Subleased Premises following any damage caused by fire or other peril, and shall not be liable for any failure by Master Landlord to perform its obligations under the Master Lease.

                 B. In the event of any damage to the Subleased Premises caused by fire or other peril which does not result in a termination of the Sublease, Subtenant shall forthwith, at Subtenant's sole expense, replace or fully repair Trade Fixtures installed by Subtenant and existing at the time of such damage or destruction to the extent still required by Subtenant for its business operations in the Subleased Premises.

                 C. The parties acknowledge that Master Landlord has the right to terminate the Master Lease in certain circumstances pursuant to Subparagraph 14(b) in the Master Lease. In the event Master Landlord exercises any such right of termination during the Sublease Term, the Sublease shall terminate on the date the Master Lease terminates.

                 D. The parties acknowledge that Sublandlord has the right to terminate the Master Lease in certain circumstances pursuant to Subparagraph 14(c) of the Master Lease. If Sublandlord becomes entitled to terminate the Master Lease pursuant to said Subparagraph 14(c), then it may do so in its sole discretion, without the consent of Subtenant and if it so





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
elects to terminate the Master Lease then the Sublease shall terminate on the date the Master Lease terminates. Notwithstanding the foregoing to the contrary, Sublandlord shall not have the right to terminate the Master Lease pursuant to said paragraph 14(c) if (i) there is no damage to any space occupied by Sublandlord under the Master Lease and (ii) any repair and/or restoration work to the Building and/or Office Park would not, in Sublandlord's reasonable opinion, materially adversely affect the operation of Sublandlord's business.

                 E. If this Sublease or the Master Lease has not been terminated and Master Landlord does not substantially complete the repair or restoration of the Subleased Premises within one hundred eighty (180) days after the date of the casualty, and if such failure has a material, adverse effect on Subtenant's business in the Subleased Premises, Subtenant may (provided such failure is not due to any fault of Subtenant or Subtenant's Representatives) terminate this Sublease by notice to Sublandlord given within five (5) business days after the end of the 180-day period. Termination shall be effective thirty (30) days after such notice is given unless Master Landlord shall substantially complete the repair or restoration within the 30-day period, in which case Subtenant's notice of termination shall be deemed withdrawn.

                 F. If Sublandlord's rent under the Master Lease is abated in connection with damage and destruction under such Paragraph 14, Subtenant's Base Rent under this Sublease shall be equitably abated if and only if Sublandlord's abatement of rent is attributable to loss of use of all or any material part of the Subleased Premises. The parties acknowledge that subparagraph 14(b) of the Master Lease provides "Rent" under the Master Lease will be abated from the date of the damage to the date the damage is repaired except that if repairs are delayed in any way by the "Tenant" under the Master Lease, then the damage shall be deemed repaired on the date that it would have been repaired but for such delay. Accordingly, (i) if delay caused by Sublandlord results in the acceleration of the obligation to pay "Rent" under the Master Lease then, notwithstanding anything to the contrary in this subparagraph 8.F, Subtenant shall be entitled to that amount of rental abatement that Subtenant would have been entitled to hereunder but for the delay caused by Sublandlord; and (ii) if delay caused by Subtenant results in the acceleration of the obligation to pay "Rent" under the Master Lease then Subtenant shall pay to Sublandlord, as Additional Rent, the difference between the amount of "Rent" payable by Sublandlord under the Master Lease allocable to that period of time that "Rent" is not abated as a result of delay caused by Subtenant and all payments of Base Rent and Additional Rent received by Sublandlord allocable to such period of time.

                 G. This Paragraph 8 is intended to provide the only remedies available to Tenant for damage caused by casualty and, therefore, to the extent permitted by Law, Tenant waives the provisions of any Laws (defined in the Master Lease), which would provide alternative or additional remedies in the event of such damage.

         9.      Indemnity:





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
                 A. Subtenant's Indemnity: Subtenant shall indemnify, defend, protect, and hold Sublandlord harmless from and against all claims, demands, costs, liabilities, losses, attorneys' fees and damages which may be brought or made against Sublandlord or which Sublandlord may pay or incur by reason of (i) a breach of this Sublease by Subtenant, (ii) any act or omission of Subtenant or Subtenant's Representatives relating to the Subleased Premises
(iii) the negligence or willful misconduct of Subtenant or Subtenant's Representatives, or (iv) any occurrence during the Sublease Term arising out of Subtenant's use or occupancy of the Building, but only in each case to the extent that such Claims are not caused by the negligence or willful misconduct of Sublandlord or Sublandlord's employees, agents, contractors or invitees.
The terms and conditions of this subparagraph 9.A shall survive the expiration or earlier termination of this Sublease.

                 B. Sublandlord's Indemnity: Sublandlord shall indemnify, defend, protect, and hold Subtenant harmless from and against all claims, demands, costs, liabilities, losses, attorneys' fees and damages which may be brought or made against Subtenant or which Subtenant may pay or incur by reason of (i) a breach of this Sublease or the Master Lease by Sublandlord (except to the extent that any breach of the Master Lease is caused by Subtenant's breach of this Sublease), (ii) any act or omission of Sublandlord or Sublandlord's Representatives relating to the Building, (iii) the negligence or willful misconduct of Sublandlord or Sublandlord's Representatives, or (iv) any occurrence during the Sublease Term arising out of Sublandlord's use or occupancy of the Building, but only in each case to the extent that such Claims are not the responsibility of Subtenant under this Sublease. The parties acknowledge that Subtenant is not Sublandlord's representative. The terms and conditions of this subparagraph 9.B shall survive the expiration or earlier termination of this Sublease.

         10. Assignment and Subletting: Neither this Sublease, nor any interest hereunder may be assigned, subleased, mortgaged, pledged or encumbered by Subtenant, nor may the Subleased Premises be used by any other party, directly or indirectly, by operation of law or otherwise (a "Transfer"), without the prior written consent of Sublandlord, which consent shall not be unreasonably, withheld or delayed, and except in strict compliance with the terms and conditions of the Master Lease. A consent to one Transfer shall not be deemed to be a consent to any subsequent Transfer. Any Transfer without such consent shall be void and shall constitute an immediate default (not subject to notice or cure) under this Sublease. As a condition to granting its consent to any Transfer, Sublandlord may require that Subtenant pay to Sublandlord, as additional rent, all Excess Rents received by Subtenant. As used herein, the term "Excess Rents" shall mean all rents and other consideration payable by transferees to Subtenant in connection with the Transfer (including any sums paid for the sale, rental or use of Subtenant's property in excess of the then market value of Subtenant's property), less the cost incurred by Subtenant after such Transfer in performing its obligations under this Sublease and less the reasonable expenses actually paid by Subtenant in connection with the Transfer. Sublandlord's waiver or consent to any Transfer shall be ineffective unless set forth in writing, and Subtenant shall not be relieved or released from any of their obligations under this Sublease, unless such waiver or consent expressly so provides.

         11. Tenant Improvements: If Subtenant elects to construct any improvements or alterations in the Subleased Premises ("Tenant Improvements"), then the following shall apply:

                 A. Such construction shall be done in accordance with the following:

                          (1)     Subtenant shall deliver to Sublandlord and
Master Landlord Subtenant's proposed plans and specifications for the Subleased Premises (the "Plans") as prepared by an architect ("Architect") approved by Sublandlord and Master Landlord. Sublandlord's approval shall not be unreasonably withheld or delayed. Sublandlord shall either approve or disapprove the Plans. If Sublandlord disapproves the Plans then Sublandlord and Subtenant shall use good faith efforts to cooperate to attempt to reach agreement on the Plans. Sublandlord may disapprove the Plans if Sublandlord shall reasonably determine that the Plans: (a) do not provide for a finish consistent with finishes for comparable tenants in comparable buildings in the area in which the Building is located; (b) would subject Sublandlord, Master Landlord, the Building or the Subleased Premises to any liability, violation, fine, penalty, or forfeiture or any additional cost or expense to either Sublandlord or Master Landlord (other than as expressly provided below); (c) would adversely affect the character or nature of the Building as a building containing bioscience companies and wet labs; (d) would provide for or require any installation or work which is unlawful, would create an unsound or dangerous condition, or would require any change to the structure of the exterior of the Premises or the Building; or (e) would materially and adversely interfere with the use and enjoyment of any other space in the Building. Additionally, Sublandlord may disapprove the Plans (or any other matter requiring Sublandlord's consent or approval) and it shall be deemed reasonable for Sublandlord to do so, if Master Landlord, for whatever reason, disapproves the Plans (or such other matter). Any review or approval by Sublandlord of the Plans is solely for Sublandlord's benefit, and without any representation or warranty whatsoever to Subtenant with respect to the adequacy, correctness or efficiency thereof or otherwise. Wherever in this paragraph 11, Master Landlord's consent is required to any matter, Sublandlord shall use diligent good faith efforts to obtain Master Landlord's consent in an expeditious manner.

                          (2)     The Plans may subsequently be modified by
Subtenant with Sublandlord's and Master Landlord's approval as set forth above. The Plans shall be prepared at Subtenant's sole cost and expense, except as expressly provided below.

                          (3)     All Tenant Improvements shall be furnished
and installed by a reputable contractor, licensed in California to be selected by Subtenant, but subject to Sublandlord's and Master Landlord's approval, which approval shall not be unreasonably withheld ("Subtenant's Contractor") upon the following terms and conditions:

                                  (a)      The work shall be performed and
completed by Subtenant's Contractor in a good and workmanlike manner at Subtenant's sole cost and expense (except as otherwise expressly provided below) and in accordance with: (a) the Plans, (b) all requirements (including laws and regulations) of any governmental authority having jurisdiction and (c) such requirements and upon such conditions for performing the work as Sublandlord and Master Landlord may reasonably impose. No fee shall be payable to Sublandlord or Master Landlord in connection with the Tenant Improvements or Office Improvements.

                  (b) No improvements shall be installed in any portion of the Subleased Premises unless and until:

                                        (i)     Sublandlord and Master Landlord
have approved the Plans;

                                        (ii)    Subtenant has submitted to
Sublandlord and Master Landlord certificates of insurance (in addition to that required by Section 9 of the Master Lease) evidencing that Subtenant's Contractor has in full force and effect insurance coverage in types and amounts and with insurers reasonably approved by Sublandlord and Master Landlord (and which insurance Subtenant shall cause to be maintained during the period any construction is being performed in the Subleased Premises) in accordance with the following: (1) worker's compensation insurance covering each worker employed at the jobsite in the performance of the contract statutory requirement, (2) comprehensive personal injury and property damage liability insurance
(excluding motor vehicles) covering operations arising out of the performance of the contract at the jobsite $1,000,000 combined single limit, (3) comprehensive automobile personal injury and property damage liability insurance covering all vehicles involved in the work, whether owned, rented or otherwise $250,000-500,000 combined single limit, and (4) aggregate products and completed operations insurance $1,000,000. The insurance required hereby shall be written for not less than any limit required by law or as stated above, whichever is greater. Sublandlord and Master Landlord shall be additionally insured on the above-mentioned insurance policies and be provided 30 days prior written notice in the event of cancellation or modification thereof, provided, however, that such insurance policies shall not be canceled nor coverages thereunder reduced by Subtenant's Contractor without the written consent of Sublandlord and Master Landlord. Such insurance policies shall cover claims and damages arising out of the work, whether caused directly or indirectly by Subtenant's Contractor, its employees, agents or subcontractors;

                                        (iii)   Subtenant has obtained all
permits and approvals necessary for the construction of the work and submitted copies thereof to Sublandlord and Master Landlord; and

                                        (iv)    Subtenant shall use its best
efforts to obtain in Subtenant's agreement with Subtenant's Contractor an indemnification of Sublandlord and Master Landlord substantially the same as provided in subparagraph 11.A(4) hereof

                          (4)     Subtenant shall indemnify Sublandlord and
Master Landlord and save them harmless from all claims, damages, losses, liabilities and expenses (including reasonable attorneys' fees) arising out of the Tenant Improvements or any act or emission of Subtenant, Subtenant's Contractor or Subtenant's Representatives in performing the work.

                 B. Sublandlord hereby grants to Subtenant an allowance (the "Allowance") of Two Hundred Nine Thousand One Hundred Ten Dollars ($209,110) which may be used to construct the Tenant Improvements and applied toward the Cost of the Work (hereinafter defined). The "Cost of the Work" shall mean the following: (i) all amounts due to all contractors and subcontractors engaged by Subtenant to construct or install the Tenant Improvements or to provide supplies or materials with respect to such work, (ii) the cost of all building permits, governmental approvals, and construction taxes; (iii) engineering, architectural, space planning and other consultant fees; and (iv) the cost of all utilities consumed on the Premises in connection with the construction of the Tenant Improvements. Notwithstanding anything to the contrary in this Sublease, the Cost of the Work shall not include, and Sublandlord shall not be obligated to make the Allowance available for, any portion of the Tenant Improvements work (but excluding the Office Improvements work) not completed on or before two hundred ten (210) days following the Commencement Date.

                 C. In addition to the Allowance, Sublandlord hereby grants to Subtenant an allowance (the "Office Improvements Allowance") of Twenty-Five Thousand Dollars ($25,000) which may only be used to construct standard office improvements (the "Office Improvements") in the Subleased Premises. The Office Improvements Allowance may only be applied toward the Cost of the Work. As used herein, the term "Tenant Improvements" shall include the Office Improvements. Sublandlord shall have the right to approve the Office Improvements and the location thereof, which approval shall not be unreasonably withheld or delayed. The parties hereto agree that it shall be reasonable for Sublandlord to withhold its consent to the Office Improvements if the design of the Office Improvements in inconsistent with Sublandlord's anticipated use of the area to be improved. Subtenant shall have the right to request disbursement of the Office Improvements Allowance whether or not Subtenant shall have drawn upon the Allowance. Subtenant shall not be required to reimburse Sublandlord for any portion of the Office Improvements Allowance except as otherwise provided in subparagraph 12.A(2) hereof.

                 D. So long as no default by Subtenant under this Sublease exists and is continuing, Sublandlord shall disburse the Allowance and/or the Office Improvements Allowance, as applicable, within 30 days after receipt from Subtenant of copies of the invoices for which payment is requested together with: (i) Subtenant's certification that each invoice is true and complete, that the full amount shown thereon is due and owing to the party requesting payment, that Subtenant has not received nor shall it receive any rebate, setoff or other similar consideration from the party to whom the payment is due (other than payments to a parent, subsidiary or affiliate of Subtenant which are not in excess of market value) and that the total amount shown on the invoices submitted to Sublandlord represents the total amount due and owing Subtenant under either subparagraph 11.B, with respect to the Allowance and/or subparagraph 11.D, with respect to the Office Improvements Allowance, (ii) lien waivers for all the Tenant Improvement work for which reimbursement is being sought, and Subtenant's certification that the lien waivers represent all such work and
(iii) Subtenant's certification and the certification of Architect and Subtenant's Contractor that the work is substantially completed in a good and workmanlike manner, subject to normal punchlist items, and has been accepted by Subtenant. If Sublandlord fails to disburse the Allowance or the Office Improvements Allowance, as applicable, in accordance with this subparagraph 11.C and if such failure continues for ten (10) days after Sublandlord shall have received written notice from Subtenant of such failure, then, without limiting any other remedies available to Subtenant, Subtenant shall have the right to offset the amount due and payable to Subtenant against Subtenant's obligation to pay Base Rent under this Sublease.

                 E. If Sublandlord disburses all or part of the Allowance (which Allowance, or portion thereof, as disbursed, shall be referred to herein as "Sublandlord's TI Contribution"), then commencing on the first day of the full calendar month next following the date that the Allowance is disbursed, Base Rent shall be increased by that amount which, if paid in equal monthly installments of principal and interest over the then balance of the Sublease Term, would be sufficient to amortize Sublandlord's TI Contribution with interest at twelve percent (12%).

         12.     Options to Terminate:

                 A. Subtenant shall have the option to terminate this Sublease ("Subtenant's Termination Option") at any time following the second
(2nd) anniversary of the Commencement Date subject to the following terms and conditions:

                          (1)     Subtenant shall not have the right to
terminate this Sublease at any time that Subtenant shall have received a notice of default under this Sublease and, where the default described in such notice is capable of being cured, such default remains uncured.

                          (2)     Subtenant shall give to Sublandlord written
notice of exercise of Subtenant's Termination Option which notice shall state the date on which Subtenant desires such termination to be effective (the "Termination Date"). In no event shall the Termination Date occur sooner than that date which is one hundred eighty (180) days following the date that Sublandlord receives Subtenant's notice.

                          (3)     Subtenant shall pay to Sublandlord in cash,
with Subtenant's notice of termination, a fee (the "Termination Fee") equal to the unamortized balance as of the Termination Date of Sublandlord's TI Contribution and any amounts paid by Sublandlord to pay for the Office Improvements ("Sublandlord's Office Improvements Contribution") and brokerage commissions on account of this Sublease to CB Commercial and Business Real Estate ("Sublandlord's Commission Contribution"). The unauthorized balance of Sublandlord's TI Contribution shall be calculated by assuming that (i) Sublandlord's TI Contribution is repaid and reduced during the lease term by the payments by Subtenant of the incremental increase in rent described in subparagraph 11.E hereof, (ii) the unamortized balance of Sublandlord's TI Contribution bears interest at the rate of twelve percent (12%) per annum, and (iii) payments of such rent increase are applied first to repay interest and then to reduce the unamortized balance of Sublandlord's TI Contribution. The unamortized balance of Sublandlord's Office Improvements Contribution shall be calculated by assuming that such Contribution is amortized without interest on a straight-line basis over the period commencing on the date that such Contribution is paid to Subtenant and ending on the date that this Sublease would have expired if Subtenant's Termination Option had not been exercised. The unamortized balance of Sublandlord's Commission Contribution shall be calculated by assuming that such Contribution is amortized without interest on a straight-line basis over the five (5) year Sublease Term.

                          (4)     Provided notice is given and the Termination
Fee paid within the time period specified above, the Sublease shall terminate on the Termination Date.

                 B. Sublandlord shall have the option to terminate this Lease ("Sublandlord's Termination Option") at any time following the fourth
(4th) anniversary of the Commencement Date of this Sublease subject to the following terms and conditions:

                          (1)     Sublandlord shall give to Subtenant written
notice of exercise of Sublandlord's Termination Option which notice shall state the date on which Sublandlord desires such termination to be effective ("Sublandlord's Termination Date"). In no event shall Sublandlord's Termination Date occur sooner than that date which is two hundred seventy (270) days following the date that Subtenant receives Sublandlord's notice.

                          (2)     Provided notice is given within the time
period specified above, this Sublease shall terminate on Sublandlord's Termination Date.

         13. Conditions Precedent: The obligations of Sublandlord and Subtenant under this Sublease are conditioned upon the following: (i) the receipt by Sublandlord on or before thirty (30) days following the date that this Sublease is executed and delivered by Sublandlord and Subtenant (the "Effective Date") of a fully executed Third Lease Amendment in form satisfactory to Sublandlord and (ii) the receipt by Sublandlord on or before thirty (30) days following the Effective Date of Master Landlord's written consent to this Sublease in form satisfactory to Sublandlord and Subtenant.
The parties acknowledge that Hybritech Corporation ("Hybritech"), the currently leases the Subleased Premises from Master Landlord and Subtenant subleases the Subleased Premises from Hybritech. Hybritech has advised Master Landlord that Hybritech intends to remove certain items of improvement from the Subleased Premises upon the expiration of the term of its lease. Master Landlord believes that such items are leasehold improvements and may not be removed from the Subleased Premises with Master Landlord's consent. Sublandlord and Subtenant desire that such items be surrendered by Hybritech with the Subleased Premises since such items are and will be used by Sublandlord and Subtenant. Sublandlord has requested Master Landlord to add a provision to the Third Lease Amendment which, in effect, would require Master Landlord to replace, at its cost, any of such items removed by Hybritech. As of the Effective Date, Master Landlord has not agreed to such request. Accordingly, Sublandlord and Subtenant agree that Sublandlord shall have the right to reject a Third Lease Amendment as unsatisfactory and, to deem the condition stated above with respect to the Third Lease Amendment unsatisfied, if such Amendment does not contain language requiring Master Landlord to replace, at its cost, such items of improvement or does not otherwise address any other concerns of Sublandlord in Sublandlord's sole opinion such as, by way of example only, the commencement of the term of the Third Lease Amendment.

         14. Sublandlord's Representations: Sublandlord represents and warrants that (i) the document attached as Exhibit A to this Sublease is a true, correct and complete copy of the Master Lease and represents the entire agreement between Sublandlord and Master Landlord with respect to the lease of the Master Premises; (ii) there is no default under the Master Lease by either Master Landlord or Sublandlord, or both, and, to the best knowledge of Sublandlord, there is no condition which, with the passage of time or the giving of notice, or both, would constitute a default by either Master Landlord or Sublandlord, or both; (iii) Sublandlord has not assigned, encumbered or otherwise transferred any interest of the "Tenant" under the Master Lease; and
(iv) the Commencement Date of the Master Lease was January 1, 1994 and the scheduled Termination Date (as that term is defined in the Third Lease Amendment) of the Master Lease is the later of June 30, 2006 or the last day of the one hundred twentieth (120th) full calendar month after the Commencement Date. Sublandlord shall have the right to make any amendment, modification or alteration to the Master Lease so long as any such amendment, modification or alteration does not change the rights or obligations of Subtenant hereunder. Sublandlord shall deliver to Subtenant copies of all notices received from Master Landlord which would affect the Sublease or the rights and obligations of Subtenant.

         15. Obligation to Enforce: Sublandlord shall use reasonable efforts to enforce the obligations of Master Landlord under the Master Lease and such efforts shall include, without limitation: (i) upon Subtenant's written request, immediately notifying Master Landlord of any nonperformance under the Master Lease and requesting that Master Landlord perform its obligations thereunder; and (ii) after the time by which Master Landlord must cure a breach has expired, cooperating with Subtenant to institute legal proceedings, in the name of Sublandlord, with legal counsel selected by Subtenant and approved by Sublandlord, to enforce obligations required to be performed by Master Landlord under the Master Lease (including executing such documents as may be reasonably required by such legal counsel). Sublandlord and Subtenant shall be entitled to jointly control the conduct of the litigation; provided, however, that in the conduct of any litigation brought against Master Landlord to enforce its obligations under the Master Lease for the benefit of Subtenant, both Sublandlord and Subtenant shall have an obligation to act in a commercially reasonable manner and with the goal of employing the strategy which is designed to ensure that Master Landlord will fully perform its obligations under the Master Lease, and no action may be taken which may materially and adversely affect the other party's rights or obligations under the Master Lease or Sublease without such other party's consent, including settlement. All costs incurred in connection with any enforcement action undertaken by Sublandlord at the request of Subtenant shall be equitably apportioned between Sublandlord and Subtenant without waiver of any right to collect reimbursement for such cost from Master Landlord.

         16.     Hazardous Materials:

                 A. Any handling, transportation, storage, treatment, disposal or use of Hazardous Materials by Subtenant and Subtenant's employees, agents, contractors, invitees and subtenants (collectively, "Agents") shall strictly comply with all applicable Environmental Laws.

                 B. Subtenant shall indemnify, defend (with counsel reasonably acceptable to Sublandlord), protect and hold harmless Sublandlord from and against any and all liabilities, losses, claims, damages, penalties, attorneys' fees, experts' fees, court costs, remediation costs, investigation costs, and other expenses (collectively, "Claims") which result from or arise out of the use, storage, treatment, transportation, release, or disposal of Hazardous Materials on or about the Office Park by Subtenant or Subtenant's Agents.

                 C. Sublandlord shall indemnify, defend (with counsel reasonably acceptable to Sublandlord), protect and hold harmless Subtenant from and against any and all Claims which result from or arise out of the use, storage, treatment, transportation, release, or disposal of hazardous Materials on or about the Office Park by Sublandlord or Sublandlord's Agents.

         As used herein the term "Hazardous Material" shall mean any material or substance that is now or hereafter prohibited or regulated by any statute, law, rule, regulation or ordinance or that is now or hereafter designated by any governmental authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

         As used herein "Environmental Laws" shall mean all local, state, or federal laws, statutes, ordinances, rules, regulations, judgments, injunctions, stipulations, decrees, orders, permits, approvals, treaties, or protocols now or hereafter enacted, issued or promulgated by any governmental authority which relate to any Hazardous Material or the use, handling, transportation, production, disposal, discharge, release, emission, sale, or storage of, or the exposure of any person to, a Hazardous Material.

         IN WITNESS WHEREOF, the parties have executed this Sublease with the intent to be legally bound thereby.


SUBTENANT:                                       SUBLANDLORD:

IMMUSOL, INC.                                    NEUROCRINE BIOSCIENCES, INC.
a                                                a Delaware corporation
  -------------------------------------
By:  /s/ Tsvi Goldenberg                         By:  /s/ [illegible]
   ------------------------------------             ------------------------------------
Print Name:  Tsvi Goldenberg                     Print Name  Paul W. [illegible]
           ----------------------------                    -----------------------------
Its:  Chairman & CEO                             Its:  S.V.P. & CFO
    -----------------------------------              -----------------------------------
Date:     3/29/96                                Date:   3/29/96
     ----------------------------------               ----------------------------------

                                   EXHIBIT A

                                  MASTER LEASE

                                   EXHIBIT B

                                   FLOOR PLAN

                                   EXHIBIT C

                            FORM OF LETTER OF CREDIT